Exhibit 1
CHINA UNICOM LIMITED (Stock Code: 762)
(Incorporated in Hong Kong with limited liability under Companies Ordinance)
ANNOUNCEMENT
The Board is pleased to disclose the operational statistics of the Group for the month of March 2008.
The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of March 2008.
Operational statistics for the month of March 2008 and the comparative figures for the previous month are as follows:

	March 2008	February 2008

CELLULAR BUSINESS:

Aggregated Number of GSM Cellular Service Subscribers	124.225 million	122.901 million
- Post-paid Subscribers	64.195 million	63.559 million
- Pre-paid Subscribers	60.030 million	59.342 million

Aggregated Net Additions in 2008 of GSM Cellular Service Subscribers	3.661 million	2.337 million
- Post-paid Subscribers	1.721 million	1.085 million
- Pre-paid Subscribers	1.940 million	1.252 million

Aggregated Number of CDMA Cellular Service Subscribers	42.809 million	42.508 million
- Post-paid Subscribers	39.478 million	39.179 million
- Pre-paid Subscribers	3.331 million	3.329 million

Aggregated Net Additions in 2008 of CDMA Cellular Service Subscribers	0.882 million	0.581 million
- Post-paid Subscribers	0.856 million	0.557 million
- Pre-paid Subscribers	0.026 million	0.024 million

Notes:
1.	All the Aggregated Numbers recorded for the months of February 2008 and March 2008 are aggregated data reported at 24:00 on 29 February 2008 and 31 March 2008 respectively.

2	The accounting period of all Aggregated Net Additions in 2008 for the month of March 2008 is the period commencing from 0:00 on 1 January 2008 to 24:00 on 31 March 2008 respectively.
Caution Statement
The Board wishes to remind investors that the above operational statistics for the months of February 2008 and March 2008 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.
As of the date of this announcement, the Board of Directors of the Company comprises:

Executive Directors:	Chang Xiaobing, Shang Bing, Tong Jilu, Yang Xiaowei, Li Zhengmao, Li Gang, Zhang Junan and Miao Jianhua

Non-executive Directors:	Lu Jianguo and Lee Suk Hwan

Independent Non-executive Directors:	Wu Jinglian, Shan Weijian, Cheung Wing Lam, Linus, and Wong Wai Ming

By Order of the Board
CHINA UNICOM LIMITED
CHU KA YEE
Company Secretary
Hong Kong, 18 April 2008

2